EXHIBIT 10.72
THIRD AMENDMENT
OF THE
ALBERTSON’S, INC.
EXECUTIVE PENSION MAKEUP PLAN
          WHEREAS, the Albertson’s, Inc. Executive Pension Makeup Plan was amended and restated effective December 1, 2002, and subsequently amended by a First Amendment adopted on December 22, 2003 and by a Second Amendment adopted on April 28, 2006 (the “Plan”); and
          WHEREAS, the Second Amendment, which amended the Plan to allow participants to elect to receive their entire benefit in the Plan in a lump sum as soon as practicable after the later of January 1, 2007, or the date of a change in control of Albertson’s Inc., was a material modification of the Plan in effect as of October 3, 2004, and, therefore, caused all benefits in the Plan to be subject to section 409A of the Code;
          WHEREAS, effective June 2, 2006, sponsorship of the Plan was assumed by New Albertson’s Inc. pursuant to the Purchase and Separation Agreement dated January 22, 2006 (as amended June 2, 2006), by and among Albertson’s Inc., New Albertson’s, Inc., SUPERVALU INC., and AB Acquisition LLC; and
          WHEREAS, the Board of Directors of New Albertson’s, Inc. has amended the Plan to provide that the Benefit Plans Committee of SUPERVALU INC. (parent of New Albertson’s Inc.) has the right to adopt amendments of the Plan that do not increase the cost of the Plan; and
          WHEREAS, New Albertson’s Inc. and SUPERVALU INC. wish to amend the Plan to comply with section 409A of the Code;
          NOW, THEREFORE, the Plan is hereby amended as follows:
1.       NEW DEFINITIONS. Effective January 1, 2008, the following definitions are added to Article I of the Plan:
          “Affiliate” means a business entity that is treated as a single employer with New Albertson’s, Inc. under the rules of section 414(b) and (c) of the Code, including the eighty percent (80%) standard therein.
          “Committee” shall mean the Executive Benefit Committee, the Benefit Plans Committee or the Retirement & Savings Plans Administrative Committee (“Administrative Committee”), as applicable, established pursuant to the document entitled “Committee Bylaws for SUPERVALU Benefit Plans” adopted effective August 1, 2007, by action of the Chief Executive Officer of SUPERVALU, as amended from time to time (“Bylaws”).

          “Separation from Service” shall mean severance of an employee’s employment relationship with the Employers and all Affiliates for any reason other than the employee’s death.
(a)	A transfer from employment with an Employer to employment with an Affiliate, or vice versa, shall not constitute a Separation from Service.

(b)
Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to twenty percent (20%) or less of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer for less than thirty-six months).

(c)
Separation from Service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with the Employer or an Affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for the Employer or an Affiliate. Notwithstanding the foregoing, a 29-month period of absence will be substituted for such 6-month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the employee to be unable to perform the duties of his or her position of employment.

(d)
Where as part of a sale or other disposition of assets by the Employer to an employer that is not an Affiliate, an employee providing services to the Employer immediately before the transaction and to the buyer immediately after the transaction (“Affected Employee”) would otherwise experience a Separation from Service from the Employer as a result of the transaction, the Employer and the buyer shall have the discretion to specify that the Affected Employee has not experienced a Separation from Service if (i) the transaction results from bona fide, arm’s length negotiations, (ii) all Affected Employees are treated consistently, and (iii) such treatment is specified in writing no later than the closing date of the transaction.

(e)
Pursuant to the Purchase and Separation Agreement dated January 22, 2006 (as amended June 2, 2006) by and among Albertson’s Inc., New Albertson’s, Inc., SUPERVALU INC., and AB Acquisition LLC, certain employees of Albertson’s, Inc. became employees of New Albertson’s, Inc. or Albertson’s LLC on June 2, 2006. Such employees are Affected Employees under paragraph (d) above and did not experience a Separation from Service on June 2, 2006. For purposes of determining whether a Separation from Service has occurred for such Affected Employees after June 2, 2006, (i) for employees of New Albertson’s, Inc., Employer and Affiliate shall have the meaning set forth in this Amendment, and (ii) for employees of Albertson’s LLC, Employer shall mean Albertson’s LLC, and Affiliate shall mean a business entity that is treated as a single employer with Albertson’s LLC under the rules of section 414(b) and (c) of the Code, including the eighty percent (80%) standard therein.

          “Specified Employee” shall mean a Participant who is a key employee as defined in section 416(i) of the Code. A Participant’s status as a Specified Employee shall be determined each December 31st based on the facts existing during the year ending on that date. If a Participant is determined to be a Specified Employee on that date, the Participant shall be treated as a Specified Employee for purposes of the six (6) month delay under Section 4.01 if Separation from Service occurs during the twelve (12) month period beginning the following April 1.
2.       EMPLOYER. Effective June 2, 2006, the definition of Employer is amended to read as follows:
          “Employer” shall mean New Albertson’s, Inc. and its wholly owned subsidiaries and any successor business organization which shall assume the obligations of the Plan and shall include any predecessor employer. For purposes of the definition of Separation from Service, Employer shall mean New Albertson’s, Inc. except as provided in paragraph (e) of such definition.
3.       PARTICIPATION CLOSED. Effective May 28, 2006, Section 2.01 of the Plan is amended adding the following sentence:
Notwithstanding the foregoing, no Employee shall become a Participant in the Plan on or after May 28, 2006.
4.       PRE-RETIREMENT DEATH BENEFIT. Effective January 1, 2009, Section 3.04 of the Plan is amended by replacing the third and fourth sentences with the following:
Distribution of any such benefit shall commence within 60 days after the later of: (i) the date of the Participant’s death, or (ii) if the Participant had 5 or more years of service but less than 10 years of service, the date the Participant would have attained age 62 or if the Participant had 10 or more years of service, the date the Participant would have attained age 55. Notwithstanding anything to the contrary in this Plan or the Albertson’s Corporate Employees Pension Plan (or

any successor plan), distribution of the pre-retirement death benefit shall in all events and regardless of the present value be made to the surviving spouse in the form of the survivor portion of a 100% Joint and Survivor Annuity.
5.       NOTICE OF BENEFIT. Effective January 1, 2009, Section 3.05 of the Plan is deleted.
6.       COMMENCEMENT OF BENEFIT. Effective January 1, 2009, Section 4.01 of the Plan is amended to read in full as follows:
          4.01     Commencement of Retirement Benefit. A Participant’s benefit under Section 3.02 shall be determined as of the first day of the month coincident with or next following the later of: (i) the date of the Participant’s Separation from Service, or (ii) the date, if any, designated by the Participant, and distribution of such benefit shall be made or commenced within 60 days thereafter; provided, however, that if distribution is made or commenced in the event of the Participant’s Separation from Service and if the Participant is a Specified Employee, distribution shall be delayed until the six (6) month anniversary of the date following the date of the Participant’s Separation from Service (or if earlier, until the death of the Participant) and distribution shall be made or commenced on the first payroll date of the Plan Sponsor thereafter.
          For a Participant who has Separated from Service before January 1, 2009, and who does not designate a date when distribution shall be made or commenced, the Participant’s benefit under Section 3.02 shall be determined as of March 1, 2010, and commenced within 60 days thereafter.
          A Participant’s designation of a distribution date, if any, under this Section 4.02 shall be made either before December 31, 2004, or in accordance with the transition relief described in IRS Notice 2005-1; Q&A-19(c) and the preambles to the proposed regulations under section 409A of the Code.
          Notwithstanding the foregoing, the time of any distribution shall be delayed in accordance with the rules in Section 4.03 related to subsequent election changes.
          No spouse or former spouse shall have any right to participate in the Participant’s election of time of distribution.
7.       FORM OF BENEFIT PAYMENTS. Effective January 1, 2009, Section 4.02 of the Plan is amended to read in full as follows:
          4.02     Form of Benefit Payments. Benefit payments shall be paid in one of the following forms elected by the Participant either before December 31, 2004, or in accordance with the transition relief described in IRS Notice 2005-1; Q&A-19(c) and the preambles to the proposed regulations under section 409A of the Code: (i) Single Life Annuity, (ii) 50% Joint and Survivor Annuity, (iii) 100% Joint and Survivor Annuity, (iv) 120 month Period-Certain and Life Annuity, (v) 180 month Period-Certain and Life Annuity, or (vi) single lump sum. Such benefit payments, under whichever form elected, shall be the Actuarial Equivalent of the Participant’s Retirement Benefit payable as a Single-Life Annuity. For a Participant who does not elect a form of payment, the Participant’s benefit shall be paid in a single lump sum.
8.       SUBSEQUENT ELECTION CHANGES. Effective January 1, 2009, Section 4.03 is amended to read in full as follows:
          4.03     Subsequent Changes in Distribution Elections. A Participant shall be permitted to change prior elections of time of distribution and form of distribution if such election change is made in the form and manner prescribed by the Administrator and only if the following conditions are satisfied:
(a)	the election change shall not take effect until the date that is twelve (12) months after the date on which the Participant submits the election change;

(b)
if the Participant changes the form of distribution elected under Section 4.02, distribution shall be delayed until the date that is five (5) years after the date the distribution would have been made or commenced but for the election change; provided, however, that for this purpose, a change from one life annuity form of distribution to another actuarially equivalent life annuity form before distribution has commenced shall not be considered a change in form of distribution; and

(c)
if the Participant changes the designated date under Section 4.01, the election change (i) must be submitted at least 12 months before the distribution date previously elected by the Participant, and (ii) distribution shall be delayed at least five (5) years after the date distribution would have been made or commenced but for the election change.

9.       AMENDMENT AND TERMINATION. Effective January 1, 2009, Article V of the Plan is amended to read in full as follows:
          5.01     Amendment. SUPERVALU INC. reserves the power to amend this Plan Statement either prospectively or retroactively or both:
(i)	in any respect by action of its Board of Directors (or any duly authorized committee of the Directors) and

(ii)	in any respect that increases or decreases the cost of the Plan by more than Five Million Dollars ($5,000,000), by action of the Executive Plans Committee, and

(iii)	in any respect that increases or decreases the cost of the Plan by Five Million Dollars ($5,000,000) or less, by action of the Benefit Plans Committee.
          5.02     Termination. The Board of Directors of SUPERVALU INC. (or any duly authorized committee of such Directors) to terminate the Plan; provided, any termination of the Plan shall not affect any benefits previously accrued hereunder.
10.     ADMINISTRATION. Effective January 1, 2008, Article VI of the Plan is amended to read in full as follows:
          6.01     Employer. Except as hereinafter provided, functions generally assigned to the Employer shall be discharged by its officers of SUPERVALU INC. or delegated and allocated as provided herein.
          6.02     Committees. Each Committee established pursuant to the Bylaws shall have authority and responsibility under the Plan as set forth in such Bylaws and shall perform all duties assigned to such Committee by the express terms of this Plan.
          6.03     Determinations. The Administrative Committee shall make such determinations as may be required from time to time in the administration of this Plan. The Administrative Committee shall have the discretionary authority and responsibility to interpret and construe the Plan and all relevant documents and information, and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests.
          6.04     Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Employer, the Committee, or any other person pursuant to any provision of the Plan may be signed in the name of the Employer by any officer or other person who has been authorized to make such certification or to give such notices or consents.
          6.05     Claims Procedure. The claim and review procedures set forth in this Section shall be the mandatory claim and review procedures for the resolution of disputes and disposition of claims filed under the Plan. An application for a distribution shall be considered as a claim for the purposes of this Section.
(a)
Initial Claim and Decision. An individual may, subject to any applicable deadline, file with the Administrative Committee a written claim for benefits under the Plan in a form and manner prescribed by the Administrative Committee. If the claim is denied in whole or in part, the Administrative Committee shall notify the claimant of the adverse benefit determination within 90 days after receipt of the claim. The 90 day period for making the claim determination may be extended for 90 days if the Administrative Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Administrative Committee notifies the claimant, prior to the expiration of the initial 90 day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made. The notice of adverse determination shall provide: (i) the specific reasons for the adverse determination; (ii) references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the claim and review procedures, including the time limits applicable to such procedure, and (v) a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(b)
Request for Review and Final Decision. Within 60 days after receipt of an initial adverse benefit determination notice, the claimant may file with the Administrative Committee a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within 60 days after receipt of the initial adverse determination notice shall be untimely. If the claim, upon review, is denied in whole or in part, the Administrative Committee shall notify the claimant within 60 days after receipt of the request for a review. Such 60-day period may be extended for 60 days if the Administrative Committee determines that special circumstances require an extension and notifies the claimant what special circumstances require the extension and the date by which the decision is expected. If the extension is due to the claimant’s failure to submit information necessary to decide the claim, the claimant shall have 60 days to provide the necessary information and the period for making the decision shall be tolled from the date on which the extension notice is sent until the date the claimant responds to the information request or, if earlier, the expiration of 60 days. The Administrative Committee’s review of a denied claim shall take into account all documents and other information submitted by the claimant, whether or not the information was submitted before the claim was initially decided. The notice of denial upon review shall set forth in a manner calculated to be understood by the claimant: (i) the specific reasons for the denial; (ii) references to the specific provisions of the Plan document on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and (iv) a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

(c)	Rules and Regulations.
(i)	Any rule not in conflict or at variance with the provisions hereof may be adopted by the Administrative Committee.

(ii)
Any decision or determination to be made by the Employer shall be made by the Administrative Committee unless delegated, in which case references in this Section 8 to the Administrative Committee shall be treated as references to the Administrative Committee’s delegate. No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Administrative Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Administrative Committee upon request.

(iii)
Claimants may be represented by a lawyer or other representative at their own expense, but Administrative Committee reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(iv)	The decision on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Administrative Committee.

(v)
The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(vi)
The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

(vii)	For the purpose of this Section, a document, record, or other information shall be considered “relevant” as defined in Labor Reg. §2560.503-1(m)(8).

(viii)	The Administrative Committee may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.
(d)	Limitations and Exhaustion.
(i)
No claim shall be considered under these administrative procedures unless it is filed with the Administrative Committee within one (1) year after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim. Every untimely claim shall be denied by the Administrative Committee without regard to the merits of the claim. No suit may be brought by or on behalf of any Participant or Beneficiary on any matter pertaining to this Plan unless the action is commenced in the proper forum before the earlier of: (i) three (3) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the action, or (ii) sixty (60) days after the Participant has exhausted these administrative procedures.

(ii)
These administrative procedures are the exclusive means for resolving any dispute arising under this Plan. No Participant or Beneficiary shall be permitted to litigate any such matter unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted, and determinations under these administrative procedures (including determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

(iii)
For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

(iv)
Except to the extent that federal law is controlling, this Plan Statement shall be construed and enforced in accordance with the laws of the State of Minnesota. All controversies, disputes, claims, or causes of action arising under or related to the Plan or any other party with a relationship to the Plan (including any claims for benefits or any other claims brought under ERISA section 502) must be brought in the United States District Court For the District of Minnesota.

11.     MISCELLANEOUS. Effective January 1, 2008, the Plan is amended by revising Article VII by deleting Section 7.03 (now covered by new Section 6.01), by deleting the last sentence in Section 7.04, by deleting Section 7.05 (now covered by new Section 6.05(d)(iv)), by deleting Section 7.06, and by adding a new Section to Article VII to read as follows:
          7.04     Construction. The rules of section 409A of the Code shall apply to this Plan and this Plan document shall be construed and administered accordingly. Notwithstanding the foregoing, neither SUPERVALU INC., nor the Employer nor any of theirs officers, directors, agents or affiliates shall be obligated, directly or indirectly to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.
12.     EXHIBIT A. Effective January 1, 2008, the Plan is amended by revising Exhibit A as follows:
•          In the lead-in to paragraph 1, replace the words “at least 12 months prior to the commencement of benefits” with the words “in accordance with Section 4.02”
•          Revise paragraph 1(d) by deleting subparagraph (i), subparagraph (ii), and the lead-in to subparagraph (iii)
•          In the lead-in to paragraph 2, replace the words “prior to (but within 12 months of) the commencement of benefits” with the words “ in accordance with the rules in Section 4.03”
•          In paragraph 3, after the words “after the commencement of benefits” insert that words “in accordance with the rules in Section 4.03”
•          Delete paragraph 5
13.     SAVINGS CLAUSE. Except as provided, herein, the Plan shall remain in full force and effect.